Filed Pursuant to Rule 424(b)(3)

Registration No. 333-201596

Prospectus Supplement No. 25

(to Prospectus dated February 25, 2015)

2,724,000 Units Consisting of

Shares of Series E Convertible Preferred Stock and

Series C Warrants, each to Purchase One Share of Common Stock

This prospectus supplement supplements the prospectus dated February 25, 2015, as supplemented by prospectus supplement No. 1 dated April 20, 2015, prospectus supplement No. 2 dated April 22, 2015, prospectus supplement No. 3 dated April 23, 2015, prospectus supplement No. 4 dated May 14, 2015, prospectus supplement No. 5 dated June 2, 2015, prospectus supplement No. 6 dated June 15, 2015, prospectus supplement No. 7 dated June 23, 2015, prospectus supplement No. 8 dated August 6, 2015, prospectus supplement No. 9 dated August 12, 2015, prospectus supplement No. 10 dated August 28, 2015, prospectus supplement No. 11 dated September 1, 2015, prospectus supplement No. 12 dated September 4, 2015, prospectus supplement No. 13 dated September 10, 2015, prospectus supplement No. 14 dated September 15, 2015, prospectus supplement No. 15 dated September 16, 2015, prospectus supplement No. 16 dated September 18, 2015, prospectus supplement No. 17 dated September 21, 2015, prospectus supplement No. 18 dated September 22, 2015, prospectus supplement No. 19 dated September 24, 2015, prospectus supplement No. 20 dated October 20, 2015, prospectus supplement No. 21 dated November 15, 2015, prospectus supplement No. 22 dated December 8, 2015, prospectus supplement No. 23 dated December 11, 2015, and prospectus supplement No. 24 dated December 21, 2015 (the “Prospectus”), which relates to the offering of the securities of Great Basin Scientific, Inc. (the “Company,” “we,” or “our”) that are underlying the Series E Convertible Preferred Stock and Series C Warrants that were part of the units (the “Units”) we issued in our public offering, which closed initially on March 2, 2015 (the “Offering”). The securities underlying the Series E Convertible Preferred Stock include 10,896,000 shares of our common stock issuable upon conversion of the Series E Convertible Preferred Stock and shares of our common stock issuable upon the exercise of the Series C Warrants.

On August 25, 2015 each Unit separated into its component parts: one share of Series E Convertible Preferred Stock and eight Series C Warrants. Each share of Series E Convertible Preferred Stock is convertible at the option of the holder into four common shares. The Series C Warrants have a cash exercise price of $2.55. This prospectus also covers the shares of common stock issuable from time to time upon the exercise of the Series C Warrants. This prospectus also covers the Units and underlying securities issuable upon exercise of the unit purchase option to be issued to the underwriters.

This prospectus supplement incorporates into our Prospectus the information contained in our Current Report on Form 8-K, filed with the Securities and Exchange Commission on December 22, 2015.

This prospectus supplement should be read in conjunction with the Prospectus. This prospectus supplement updates, amends and supplements the information included or incorporated by reference in the Prospectus. If there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any supplements and amendments thereto.

Our common stock is listed on The NASDAQ Capital Market under the symbol “GBSN”. On December 28, 2015, the closing sale price of our common stock on The NASDAQ Capital Market was $1.39 per share.

AN INVESTMENT IN OUR SECURITIES INVOLVES RISKS. SEE THE SECTION ENTITLED “RISK

FACTORS” BEGINNING ON PAGE 14 OF THE PROSPECTUS.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the Prospectus or this prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is December 29, 2015

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 16, 2015

GREAT BASIN SCIENTIFIC, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36662	83-0361454
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2441 South 3850 West, Salt Lake City, UT

(Address of principal executive offices)

84120

(Zip code)

(801) 990-1055

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02	Unregistered Sale of Equity Securities.

As disclosed previously, Great Basin Scientific, Inc. (the “Company”) sold 2,724,000 units (“Units”) pursuant to a prospectus dated February 25, 2015 (the “Prospectus”) contained in the Company’s registration statement on Form S-1 (File No. 333-201596) (the “Registration Statement”), as supplemented. Each Unit consisted of one share of Series E Convertible Preferred Stock and eight Series C Warrants. Each share of Series E Convertible Preferred Stock is convertible into four shares of common stock of the Company (“Common Stock”) at the option of the holder. The Series C Warrants may be exercised for cash at an exercise price of $2.55 or on a cashless basis pursuant to a formula disclosed in the Prospectus. In the event of a cashless exercise, the Company has the right to settle such an exercise through the issuance of shares of Common Stock or through a cash payment.

The Series E Convertible Preferred Stock and Series C Warrants became convertible or exercisable, respectively, on August 25, 2015.

As previously announced, on September 21, 2015, the Company no longer had sufficient authorized and unissued shares of common stock to settle the exercises of the Series C Warrants (an “Authorized Share Failure”), and the Series C Warrants were no longer exercisable into shares of Common Stock unless and until the Company obtained the approval of its stockholders for either a reverse stock split or an increase in the Company’s authorized shares of Common Stock (the “Stockholder Approval”). Stockholder Approval was obtained on December 8, 2015 and, as previously announced in our Current Report on Form 8-K on December 11, 2015, a reverse stock split of 1-to-60 went effective on December 11, 2015 at 5 p.m. EST (the “Reverse Stock Split”). Beginning at 5 p.m. EST on December 11, 2015, the Series C Warrants became exercisable pursuant to their terms.

As of September 30, 2015, the date of the Company’s last Quarterly Report on Form 10-Q regarding the conversion or exercise of these securities, after adjusting such numbers for the Reverse Stock Split, the Company had issued 174,641 shares of Common Stock pursuant to the conversion of 2,619,614 shares of Series E Convertible Preferred Stock and had issued 2,891,464 shares of Common Stock pursuant to the exercise of 8,979,444 Series C Warrants.

As of December 16, 2015, since our Form 10-Q for the quarter ended September 30, 2015, we issued in the aggregate shares of Common Stock exceeding 5% of our total issued and outstanding pursuant to conversions of Series E Convertible Preferred Stock and cashless exercises of Series C Warrants. We did not receive any compensation for these conversions and cashless exercises. In each case, the conversion of Series E Convertible Preferred Stock and the cashless exercise of Series C Warrants was conducted pursuant to the terms thereof as described in the Prospectus and the Registration Statement under the heading “Description of Capital Stock – Description of Securities We Are Offering” and were exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to Section 3(a)(9) thereof. As the Series E Preferred Shares and the Series C Warrants which were exchanged for shares of Common Stock pursuant to Section 3(a)(9) were registered pursuant to the Registration Statement, the shares of Common Stock are not “restricted securities” as defined under Rule 144 under the Securities Act.

From September 30, 2015 through to the date of this report, 4,089 shares of Series E Convertible Preferred Stock were converted and the Company issued 274 shares of Common Stock to settle these conversions and 3,648,243 Series C Warrants were exercised via the cashless exercise provision in the warrant resulting in the issuance of 2,626,601 shares of Common Stock.

As of the date of this report, there are 5,805,212 shares of Common Stock issued and outstanding.

As of the date of this report, there are 100,297 shares of Series E Convertible Preferred Stock outstanding and 9,164,313 Series C Warrants outstanding.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GREAT BASIN SCIENTIFIC, INC.

Date: December 22, 2015	By:	/s/ Ryan Ashton
Ryan Ashton
President and Chief Executive Officer